Exhibit 11

                       AZTAR CORPORATION AND SUBSIDIARIES
              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
             For the periods ended March 30, 1995 and March 31, 1994
         ---------------------------------------------------------------
                      (in thousands, except per share data)


                                                    First Quarter
                                                 -------------------
                                                    1995      1994
                                                 --------- ---------
Net income                                       $   1,960  $  4,553
Deduct: preferred stock dividend
  (net of income taxes credited to
  retained earnings)                                  (158)     (156)
                                                  --------- ---------

Net income applicable to computation              $  1,802  $  4,397
                                                  ========  ========
Weighted average common shares
  assuming no dilution                              37,647    37,364
   Common equivalent shares
    Additional shares applicable to
      restricted stock based on the
      market close price at the end
      of the period                                     21        --
    Additional shares applicable to
      stock options based on the
      weighted average market price                    937       897
                                                  --------  --------
Weighted average common shares
  applicable to net income per
  common and common equivalent share                38,605    38,261

    Additional shares applicable to
      stock options based on the market
      close price at the end of the period             169        --

   Conversion of preferred stock at
      the stated rate                                1,008     1,031
                                                  --------  --------
Weighted average common shares
  assuming full dilution                            39,782    39,292
                                                  ========  ========

Net income per common and common
  equivalent share                                $    .05  $    .11

Net income per common share assuming
  full dilution                                   $    .05  $    .11